Exhibit 99.1

October 14, 2004

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES THIRD QUARTER RESULTS

ST. PAUL, October 14, 2004 – MEDTOX Scientific, Inc. (AMEX-TOX) announced today results for the third quarter ended September 30, 2004.

o	Revenues increased $905,000 to $14,473,000, or 6.7%

o	Consolidated gross margin increased to 41.7% from 40.2%

o	Gross profit increased $572,000 to $6,032,000, or 10.5%

o	Operating income increased to $1,281,000 from $902,000, or 42.0%

o	Income before income taxes increased to $918,000 from $492,000 or 86.6%

For the three-month period, revenues increased to $14,473,000, compared to $13,568,000 from the prior-year period. The Company recorded net income of $569,000, or $0.07 per diluted share compared to net income of $383,000, or $0.05 per diluted share, for the comparable period last year.

On August 20, 2004, a 3-for-2 stock split was effected increasing outstanding shares from approximately 5.0 million to approximately 7.5 million.

Net income for the quarter reflects a 38% tax rate compared to a 22% rate for the comparable period last year. In addition, at December 31, 2003, the Company had federal net tax operating loss carryforwards of approximately $30.2 million that are used to offset the cash payment of these and future income taxes.

For the nine month period ended September 30, 2004, revenues increased to $43,120,000 compared to $39,196,000, or 10.0%, from the prior-year period. Operating income increased to $3,887,000 compared to $1,154,000 for the comparable period last year. Net income increased to $1,711,000, or $0.22 per diluted share, compared to a net loss of ($70,000), or ($0.01) per diluted share, for the comparable period last year.

MEDTOX Scientific, Inc.
October 14, 2004

Margins continue to improve. A $905,000 increase in revenue produced a $426,000 increase in income before income taxes for the third quarter of 2004 over the same quarter in 2003. Total cost of sales decreased to 58.3% for the quarter, compared to 59.8% for the comparable quarter in 2003. Total operating expenses as a percentage of sales decreased to 32.8% for the quarter, compared to 33.6% for the comparable quarter in 2003. The Company’s balance sheet continues to improve with the repayment of $1,010,000 of subordinated debt during the quarter. Sales growth and prospects remain strong heading into the fourth quarter of the year.

MEDTOX will hold a teleconference to discuss third quarter 2004 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed. Dialing 800-387-5648 a few minutes prior to the scheduled start time on October 14 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com. An audio replay of the conference call will be available through October 21 at 800-642-1687 conference ID # 273677. International callers may access the replay at 706-645-9291 with the same conference ID # 273677.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The Company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company’s 2003 Annual Report on Form 10-K and incorporated herein by reference.

MEDTOX Scientific, Inc. October 14, 2004 Page 3

MEDTOX SCIENTIFIC, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
REVENUES:
Laboratory services	$10,979	$10,391	$32,694	$30,010
Product sales	3,494	3,177	10,426	9,186

	14,473	13,568	43,120	39,196
COST OF REVENUES:
Cost of services	7,055	6,804	20,638	20,006
Cost of sales	1,386	1,304	4,096	3,925

	8,441	8,108	24,734	23,931

GROSS PROFIT	6,032	5,460	18,386	15,265

OPERATING EXPENSES:
Selling, general and administrative	4,397	4,157	13,310	12,878
Research and development	354	401	1,189	1,233

	4,751	4,558	14,499	14,111

INCOME FROM OPERATIONS	1,281	902	3,887	1,154

OTHER INCOME (EXPENSE):
Interest expense	(264)	(281)	(790)	(876)
Other expense, net	(99)	(129)	(337)	(363)

	(363)	(410)	(1,127)	(1,239)

INCOME (LOSS) BEFORE INCOME
TAX (EXPENSE) BENEFIT	918	492	2,760	(85)

INCOME TAX (EXPENSE) BENEFIT	(349)	(109)	(1,049)	15

NET INCOME (LOSS)	$569	$383	$1,711	$(70)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.08	$0.05	$0.23	$(0.01)

DILUTED EARNINGS (LOSS) PER
COMMON SHARE	$0.07	$0.05	$0.22	$(0.01)

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING:
Basic	7,444,973	7,424,004	7,451,174	7,406,906
Diluted	7,930,347	7,585,857	7,806,901	7,406,906

MEDTOX Scientific, Inc. October 14, 2004 Page 4

MEDTOX SCIENTIFIC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$542	$711
Accounts receivable	9,236	8,367
Inventories	3,547	3,564
Other current assets	2,054	2,664

Total current assets	15,379	15,306

Building, equipment and improvements, net	16,526	15,092

Other assets	24,945	26,120

Total assets	$56,850	$56,518

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$12,935	$13,809

Long-term obligations	6,399	7,639

Stockholders' equity	37,516	35,070

Total liabilities and stockholders' equity	$56,850	$56,518